Exhibit 1.1

Terms Agreement

J.P. Morgan Securities LLC

Deutsche Bank Securities Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

As Representatives of

the several

Underwriters listed in

Schedule I hereto

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

c/o Deutsche Bank Securities Inc.

1 Columbus Circle

New York, NY 10019

c/o TD Securities (USA) LLC

1 Vanderbilt Avenue, 11th Floor

New York, New York 10017

and

c/o Truist Securities, Inc.

3333 Peachtree Road NE, 11th Floor

Atlanta, GA 30326

March 23, 2023

Dear Ladies and Gentlemen:

Marriott International, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement General Terms and Provisions (the “Terms and Provisions”) attached hereto, to issue and sell to each of the Underwriters named in Schedule I hereto (the “Underwriters”), and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto. Each of the provisions of the Terms and Provisions is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement. Each reference to the Representatives herein and in the provisions of the Terms and Provisions so incorporated by reference shall be deemed to refer to you. Certain terms defined in the Terms and Provisions and the addresses of the Representatives referred to in Section 11 of the Terms and Provisions are set forth in Schedule II hereto. For the avoidance of doubt, the Company and the Underwriters acknowledge and agree that the phrase “since the date of this Agreement” in Section 6(j) of the Terms and Provisions shall refer to the date of this Terms Agreement.

The Representatives hereby confirm and the Company acknowledges that the list of the Underwriters and their respective participation in the sale of the Securities and the statements with respect to the public offering of the Securities by the Underwriters set forth (i) in the last paragraph of the cover page regarding delivery of the Securities and (ii) in the fifth paragraph, the first sentence of the eighth paragraph, and the thirty-second, thirty-third and thirty-fourth paragraphs under the heading “Underwriting” in the Company’s Prospectus Supplement dated March 23, 2023, to the Company’s Prospectus dated February 18, 2021, relating to the Securities (the “Prospectus Supplement”) constitute the only information concerning such Underwriters furnished in writing to the Company by or on behalf of the Underwriters specifically for inclusion in the Prospectus Supplement.

All the provisions contained in the Terms and Provisions, a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Terms and Provisions had been set forth in full herein, except for :

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Section 1(y), which is hereby deleted in its entirety and replaced with the following: “(y) Neither the Company nor any of its subsidiaries, directors, officers or employees, nor, to the knowledge of the Company, any other person associated with or acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, HM Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, the so-called Donestsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Kherson and Zaporizhzhia Regions and Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”); and the Company will not use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions, in all cases unless otherwise authorized under a license issued by OFAC. For the past 5 years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any material dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.”

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For the purposes of the Terms and Provisions, the “Applicable Time” shall be 3:00 p.m. (Eastern Time) on the date hereof.

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If the foregoing is in accordance with your understanding, please sign and return to us two counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Terms and Provisions incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination, upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Jennifer C. Mason
Name:	Jennifer C. Mason
Title:	Vice President and Treasurer

[Signature Page – Terms Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date hereof.

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert Bottamedi
Name:	Robert Bottamedi
Title:	Executive Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Ritu Ketkar
Name:	Ritu Ketkar
Title:	Managing Director

By:	/s/ Kevin Prior
Name:	Kevin Prior
Title:	Director

TD SECURITIES (USA) LLC

By:	/s/ Luiz Lanfredi
Name:	Luiz Lanfredi
Title:	Director

TRUIST SECURITIES, INC.

By:	/s/ Robert Nordlinger
Name:	Robert Nordlinger
Title:	Director

For themselves and the other several Underwriters named in Schedule I to the foregoing Agreement.

[Signature Page – Terms Agreement]

Schedule I

Underwriter	Principal Amount of Securities to be Purchased
J.P. Morgan Securities LLC	$61,600,000
Deutsche Bank Securities Inc.	60,800,000
TD Securities (USA) LLC	60,800,000
Truist Securities, Inc.	60,800,000
BofA Securities, Inc.	47,200,000
Wells Fargo Securities, LLC	46,800,000
Citigroup Global Markets Inc.	43,600,000
Fifth Third Securities, Inc.	43,600,000
Scotia Capital (USA) Inc.	43,600,000
U.S. Bancorp Investments, Inc.	43,600,000
Goldman Sachs & Co. LLC	32,800,000
PNC Capital Markets LLC	32,800,000
Siebert Williams Shank & Co., LLC	36,000,000
HSBC Securities (USA) Inc.	31,200,000
ICBC Standard Bank Plc	31,200,000
Loop Capital Markets LLC	24,000,000
BNY Mellon Capital Markets, LLC	22,800,000
Capital One Securities, Inc.	22,800,000
UniCredit Capital Markets LLC	22,800,000
NatWest Markets Securities Inc.	15,600,000
Standard Chartered Bank	15,600,000

Total	$800,000,000

Schedule II

Representatives:	J.P. Morgan Securities LLC Deutsche Bank Securities Inc. TD Securities (USA) LLC Truist Securities, Inc.

Underwriting Agreement:	March 3, 2021

Registration Statement No.:	333-253260

Title of Securities:	4.900% Series KK Notes due 2029 (the “Series KK Notes”)

Aggregate Principal Amount:	$800,000,000

Price to Public:	98.732% of the principal amount of the Series KK Notes, plus accrued interest, if any, from March 27, 2023

Underwriting Discount:	0.600%

Indenture:	Indenture dated as of November 16, 1998 between Marriott International, Inc. and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as trustee

Date of Maturity:	April 15, 2029

Interest Rate:	4.900% per annum, payable semiannually

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2023

CUSIP / ISIN:	571903 BL6 / US571903BL69

Optional Redemption Provisions:	Prior to March 15, 2029 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Series KK Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a

360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Series KK Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Purchase of Securities Upon a Change in Control Repurchase Event:	If a change of control repurchase event occurs, the issuer will be required, subject to certain conditions, to make an offer to repurchase the Series KK Notes at a price equal to 101% of the principal amount of the Series KK Notes, plus accrued and unpaid interest to the date of repurchase. “Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

“Change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a change of control if: (1) pursuant to such transaction we become a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company, measured by voting power rather than number of shares.

“Below investment grade rating event” is defined in the Preliminary Prospectus Supplement dated March 23, 2023.

Sinking Fund Provisions:	None

Other Provisions:	As specified in the Preliminary Prospectus Supplement dated March 23, 2023 relating to the Securities.

Securities Exchange:	The Series KK Notes will not be listed on any exchange.

Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by S&P Global Ratings

Closing Date and Delivery Date:	March 27, 2023

Closing Location:	Simpson Thacher & Bartlett LLP 425 Lexington Ave. New York, New York 10017

Address for Notices to Underwriters:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

TD Securities (USA) LLC

1 Vanderbilt Avenue, 11th Floor

New York, New York 10017

Truist Securities, Inc.

3333 Peachtree Road NE, 11th Floor

Atlanta, GA 30326

ANNEX A

Permitted Free Writing Prospectus

Final Term Sheet dated March 23, 2023

ANNEX B

Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated March 23, 2023

Registration No. 333-253260

MARRIOTT INTERNATIONAL, INC.

$800,000,000 4.900% Series KK Notes due 2029

PRICING TERM SHEET

Dated: March 23, 2023

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	4.900% Series KK Notes due 2029 (the “Series KK Notes”)

Aggregate Principal Amount:	$800,000,000

Maturity Date:	April 15, 2029

Coupon:	4.900%

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2023

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	98.732% of the principal amount

Benchmark Treasury:	4.000% due February 29, 2028

Benchmark Treasury Price / Yield:	102-15 3⁄4 / 3.446%

Spread to Benchmark Treasury:	+170 basis points

Yield to Maturity:	5.146%

Optional Redemption Provisions:

Prior to March 15, 2029 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Series KK Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Series KK Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated March 23, 2023.

Trade Date:	March 23, 2023

Expected Settlement Date:	March 27, 2023 (T+2)

CUSIP / ISIN:	571903 BL6 / US571903BL69

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Deutsche Bank Securities Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

BofA Securities, Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Goldman Sachs & Co. LLC

PNC Capital Markets LLC

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Senior Co-Managers:

Siebert Williams Shank & Co., LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533 (collect), Deutsche Bank Securities Inc. at 1-800-503-4611, TD Securities (USA) LLC at 1-855-495-9846 or Truist Securities, Inc. at 1-800-685-4786.

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